Exhibit 99.1

ICON Income Fund Eight B L.P.
2010 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Eight B L.P. (“Eight B”) a description of Eight B’s activities throughout the 2010 calendar year and provide an outlook for the future.

As a fund manager, ICON Capital Corp. has actively and prudently managed Eight B’s portfolio to yield the best possible return to investors.  As a public program, Eight B has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission.  These important disclosure documents provide comprehensive required information; however, it is here that we try to summarize the information contained in those documents to give you a better overview of what is going on in Eight B.

As you may already be aware, Eight B entered into its liquidation period on June 17, 2007 and, effective August 1, 2007, Eight B’s distributions began to fluctuate monthly based on the proceeds being generated by Eight B’s portfolio.  During the liquidation period, distributions that are generated from net rental income and proceeds from equipment sales generally fluctuate as remaining leases come to maturity and equipment coming off lease is sold.  Accordingly, in the future, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as Eight B’s portfolio continues to wind down and assets are sold.  In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

Current Portfolio

Eight B’s equipment portfolio is comprised of the following material assets.  Details on an asset-by-asset basis are provided below.

$6,375,000 Investment in Equipment Leased to Cathay Pacific Airways Limited

The Lessee:  Cathay Pacific Airways Limited (“Cathay”) is an international airline registered and based in Hong Kong, offering scheduled cargo and passenger services to over 105 destinations around the world using 111 wide-body aircraft represented to be one of the youngest in the industry.  Cathay was founded in Hong Kong in 1946 and has become one of the leading airlines in the world having been recognized for numerous distinctions including, three time best first class airline by Skytrax, best business class airline by Travel Trade Gazette and Cathay was named the most admired company in Hong Kong by the Asian Wall Street Journal.

The Equipment:  Two (2) 1996-built Airbus A340-313X wide-body four engine commercial passenger aircraft.

Investment:  In March 2002, Eight B purchased the first aircraft for approximately $4,250,000 in cash plus the assumption of approximately $70,495,000 in non-recourse debt.  The lease had a base term of sixty-three months and, in March 2006, an agreement was reached to extend the lease through October 2011.  Also in March 2002, Eight B purchased a 50% interest in the second aircraft for $2,125,000 plus the assumption of its share of non-recourse debt in the amount of approximately $35,140,000.  In connection with both lease extensions, the outstanding debt attributable to each aircraft was refinanced.  The new loans are scheduled to mature concurrently with the respective lease expiration dates for each aircraft.

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Expected Future Proceeds from Investment:  $0 - $1,500,000

Outlook:  Having never fully recovered from the economic malaise following the events of September 11, 2001, the airline industry has been further negatively impacted by the recent financial market turmoil.  Eight B is actively marketing the aircraft for lease to third parties, as leasing provides a cost efficient option for airlines during this ongoing period of delay in delivery of new wide-body aircraft from Boeing and Airbus.  We are hopeful that the market will rebound and Eight B may be able to realize on this investment in a favorable manner.

$7,755,000 Investment in Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing”) provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In March 2007, Eight B invested approximately $7,755,000 in equipment subject to a 48-month lease with Global Crossing.  Title for this equipment will transfer for $1.00 at the scheduled lease expiration date of March 31, 2011.

Expected Future Proceeds from Investment:  $628,000

Outlook:  The transaction has been structured such that upon satisfactory payment of all scheduled rental payments, title to the underlying equipment will transfer to Global Crossing.

The following chart depicts the net position of Eight B’s material assets as of December 31, 2010:

Expected Future Proceeds From Investment
Lessee	Low	High
Cathay Pacific	$0	$1,500,000
Global Crossing	$628,000	$628,000

Other Proceeds Expected	$474,400	$1,779,000

Total Proceeds Expected	$1,102,400	$3,907,000

Approximate Number of Limited Partnership Units Outstanding at December 31, 2010	740,380

estimated net value per unit	$1.49	$5.28

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Conclusion

This past year marked the ninth anniversary of the tragic events of September 11, 2001.  While the country and its economy recovered nicely from that time until the recent recession, the economic malaise that followed September 11th provided a challenging environment for Eight B, which closed its offering period in October 2001.

The sharp decline in capital spending following September 11th provided Eight B with significantly fewer investment opportunities than would have been anticipated by any historical measure.  Eight B had a $2.2 million investment in a Boeing 767-300ER aircraft on lease to Scandinavian Airlines System (“SAS”). The lease with SAS expired in March 2003 and market conditions in the post-September 11th environment were such that the aircraft had lost significant value and could not be successfully remarketed at the time.  Additionally, the aircraft had significant non-recourse indebtedness and Eight B was not in a position to satisfy the outstanding indebtedness on the aircraft.  Consequently, the lender repossessed the aircraft in July 2004 in satisfaction of the outstanding debt and accrued interest. The timing of the lease expiration and repossession was unfortunate for Eight B, as the market for these Boeing aircraft rebounded to return to pre-September 11th levels.

Finally, although Eight B’s investment in the aircraft on lease to Cathay is still active, the market for those aircraft experienced adverse changes following the investment.  As a result, the aircraft lost significant value and rental rates for the renewal terms available for the aircraft during 2005 were less than originally anticipated.  The unprecedented rise in fuel prices during 2008 further impacted the market for the aircraft.  Following 2008, Eight B wrote down its residual position in the aircraft by approximately $6 million.  Based on current market information, although we remain hopeful that, like the market several years ago for the A330 and B767, the market for and value of the aircraft will rebound, we have written down the value of the aircraft once again.

In light of these extreme challenges, Eight B is not likely to return all capital to its investors, notwithstanding the success of several deals that were consummated, such as the lease with BAE for a flight simulator, which returned almost $8 million on a $2.4 million equity investment.

As of December 31, 2010, the investors that joined Eight B at its commencement in June 2000 have received $72.06 in cash distributions for every $100 invested.  As discussed below, all estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight B nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

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Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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